Exhibit 10(i)

T.L. Baker

Employment Arrangements

As of March 1, 2006, TXU Corp. (the “Company”) has employed T.L. Baker as the Chairman of the Board and Chief Executive Officer of TXU Electric Delivery Company on an at-will employee basis. The Company pays Mr. Baker an annual salary equal to $632,000, and Mr. Baker is eligible to participate in all compensation and benefit plans of the Company in which similarly situated executives are eligible to participate, which currently include the TXU Corp. Executive Annual Incentive Plan, the TXU Corp. 2005 Omnibus Incentive Plan, the TXU Corp. Salary Deferral Plan, the TXU Executive Financial Advisement Program, the Executive Physical Examination Program, the TXU Second Supplemental Retirement Plan, the TXU Corp. Executive Change in Control Policy and the TXU Corp. 2005 Executive Severance Plan. Additionally, Mr. Baker participates in the TXU Deferred and Incentive Compensation Plan and the TXU Split Dollar Life Insurance Program.